Exhibit 99.1

Page | 1

FOR IMMEDIATE RELEASE

Contact: Fisker Inc.

Simon Sproule, SVP, Communications

310.374.6177 |mailto:Fisker@DRIVEN360.com

Rebecca Lindland, Director, Communications

rlindland@fiskerinc.com

Dan Galves, VP, Investor Relations

dgalves@fiskerinc.com

FiskerIR@icrinc.com

FISKER AND MAGNA SIGN LONG-TERM MANUFACTURING AGREEMENT

•	Binding manufacturing agreement completes all aspects of the cooperation agreement originally entered into on October 15, 2020.

•	Start of production for the Fisker Ocean SUV is on track for November 17, 2022, at Magna’s CO2-neutral facility in Graz, Austria.

•	Fisker Ocean to debut at Los Angeles Auto Show in November 2021.

LOS ANGELES (June 17, 2021) – Fisker Inc. (NYSE: FSR) (“Fisker”) – passionate creator of the world’s most sustainable electric vehicles and advanced mobility solutions – today announced it signed a binding agreement supporting manufacturing with Magna International Inc. (“Magna”). Along with the previously signed agreements on electric vehicle (EV) platform-sharing and ADAS package, today’s news finalizes the framework established between the two companies beginning in October 2020.

Fisker and Magna also confirmed production of the all-electric Fisker Ocean SUV is planned to start on November 17, 2022, at Magna’s world-class manufacturing facility in Graz, Austria, where they have produced more than 3.7 million vehicles for several global automakers.
“From the start of this partnership, Fisker and Magna aligned very quickly on the importance of delivering a high-quality vehicle on time,” said Henrik Fisker, Chairman and CEO of Fisker. “We continue to strengthen our partnership beyond platform development and manufacturing into areas such as the development of Fisker Intelligent (FI) Pilot. I am very confident Fisker and Magna will deliver an incredible product to our customers.”

This agreement is broad-based and comprehensive, covering planned volumes, manufacturing costs, and quality metrics over the program’s lifecycle through 2029. It covers all stages, including the critical planning and launch phases. This agreement underpins all facility investments, including bodyshop, a clear path to start-of-production in November 2022, and rapid ramp-up to full run-rate production.

Page | 2

This contract strengthens the deep partnership between Magna and Fisker, providing opportunities to increase volumes with the Ocean or other FM29 architecture variants and collaboratively work on efficiencies in the production process that could drive post-launch manufacturing and cost innovations.

“Our complete vehicle systems approach, combining all elements of our portfolio, makes Magna’s proposition highly competitive — in capital efficiency, launch reliability, and speed to market,” said Frank Klein, President, Magna Steyr. “Our collaboration with Fisker is an excellent example demonstrating the unique capabilities Magna offers as the go-to supplier when it comes to delivering world-class technologies and vehicles for our customers.”

The Fisker Ocean SUV will use a version of a Magna-developed electric vehicle architecture modified by Fisker to create the FM29 platform, and in the process, create new, proprietary intellectual property (“IP”). Combined with Fisker-developed IP, the new aluminum-intensive FM29 platform is projected to deliver class-leading range and interior space at a Bill of Materials and manufacturing cost that enables the Ocean to enter the market at a starting MSRP of $37,499 in the United States (excluding EV-related subsidies) and below €32,000 in Germany (including taxes and EV-related subsidies), and to offer compelling, high-value option packages to customers across the Ocean’s entire price range.

“Our asset-lite model, reinforced by partners like Magna, is powering Fisker towards its planned delivery of the Ocean with features and functions exceeding our original aspirations,” continued Mr. Fisker. “From our co-located manufacturing team in Austria to our software engineers in San Francisco, Fisker is scaling rapidly to deliver a range of world-class, sustainable products and services.”

For more information or interview inquiries, contact Fisker@GoDRIVEN360.com.

About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision of a clean future for all, the company is on a mission to become the No. 1 e-mobility service provider with the world’s most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker’s social media channels: Facebook, Instagram, Twitter, YouTube, and LinkedIn.

Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding the planned start of production and MSRP of the Ocean, the Company’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Fisker’s limited operating history; Fisker’s ability to enter into additional

Page | 3

manufacturing and other contracts with Magna, or other OEMs or tier-one suppliers in order to execute on its business plan; the risk that OEM and supply partners do not meet agreed upon timelines or experience capacity constraints; Fisker may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles; Fisker’s ability to execute its business model, including market acceptance of its planned products and services; Fisker’s inability to retain key personnel and to hire additional personnel; competition in the electric vehicle market; Fisker’s inability to develop a sales distribution network; and the ability to protect its intellectual property rights; and those factors discussed in Fisker’s Annual Report on Form 10-K, as amended, under the heading “Risk Factors,” filed with the Securities and Exchange Commission (the “SEC”), as supplemented by Quarterly Reports on Form 10-Q, and other reports and documents Fisker files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Fisker undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

# # #